Exhibit 99.1

Kandi Technologies Reports First Quarter 2021 Financial Results

--Revenue of $16 million, +151% y/y--

--Working Capital of $244 million—

JINHUA, CHINA-- (May 10, 2021) - Kandi Technologies Group, Inc. (the “Company,” “we” or “Kandi”) (NASDAQ GS: KNDI), today announced financial results for the first quarter of 2021.

First Quarter Highlights

●	Total revenues increased by 150.7% to $16.0 million, from $6.4 million in the same period of 2020.

●	EV parts sales increased by 206.0% to $6.4 million, compared to $2.1 million in the same period of 2020.

●	Off-road vehicles sales increased by 39.2% to $5.6 million, compared to $4.0 million in the same period of 2020.

●	Electric Scooters, Electric Self-Balancing Scooters and associated parts sales were $3.9 million. As a new business, there was no revenue in the same period of 2020.

●	Gross margin was 27.3%, compared to 18.3% for the same period of 2020.

●	Net loss was $6.4 million, or $0.08 loss per fully diluted share due to investment in R&D for new products, compared to a net loss of $1.6 million, or $0.03 loss per fully diluted share for the same period of 2020.

●	As of March 31, 2021, working capital was $244.1 million; cash, cash equivalents, restricted cash and certificate of deposit totaled $162.5 million.

Mr. Hu Xiaoming, Chairman and CEO of Kandi commented: “The most promising EV opportunities we see today are short-distance small EVs in China and high-end electric Utility Terrain Vehicles in the U.S. We are focused on mass markets by developing vehicles for these segments with a cost of RMB 30,000 (approximately US$4,663) or less. For China we are developing a ‘neighborhood EV’. For the U.S., we are working on a fully enclosed high-end air-conditioned electric 4WD UTV. We expect to launch both products this year.”

Hu continued, “We intend to pursue the EV market more aggressively now that we are no longer constrained by the non-compete restrictions of our affiliation with Fengsheng. We spent a lot on R&D in the quarter, as we start to develop a new EV model. We are also considering EV product line expansion through acquisition, and are in various stages of discussions with several potential target companies.”

Turning to Kandi’s facility strategy, Hu elaborated, “In China our Jinhua facility relocation work was completed in the first quarter. We finished relocating production and offices to the new industrial park and vacated the old factory property. In early April, officials of the Jinhua Development Zone inspected and approved the work. We expect to soon receive the remaining payment of RMB 162 million, or approximately USD 25 million. Meanwhile, in late April our U.S. subsidiary SC Autosports moved its team to our newly purchased building in Dallas.”

Mr. Hu concluded, “Although our net loss grew in the first quarter, this was due to our extensive investment in R&D. Sales were solid and the EV product segment should soon recover as we execute our growth plan. We are well-funded, having collected payments for Fengsheng and the relocation. With our strong balance sheet and leading technologies, we intend to pursue exciting EV opportunities such as battery swap and the ride-sharing platform, among others.”

Q1 2021 Financial Results

Net Revenues and Gross Profit (in USD millions)

	1Q21	1Q20	Y/Y%
Net Revenue	$16.0	$6.4	150.7%
Gross Profit	$4.4	$1.2	273.0%
Gross Margin	27.3%	18.3%	-

Net revenues of $16.0 million increased 150.7% from the first quarter of 2020. The increase in revenue was primarily due to growth in EV parts and the new segment of Electric Scooters, Electric Self-Balancing Scooters and associated parts.

Operating Income/Loss (in USD millions)

	1Q21	1Q20	Y/Y%
Operating Expenses	($27.2)	($4.6)	493.2%
Operating Loss	($22.8)	($3.4)	568.4%
Operating Margin	-143%	-54%	-

Total operating expenses were $27.2 million, compared with $4.6 million in the first quarter of 2020. The increase was due to R&D spending to develop new products.

Net Loss (in USD millions)

	1Q21	1Q20	Y/Y%
Net Loss	($6.4)	($1.6)	306.6%
Loss per Weighted Average Common Share	($0.08)	($0.03)	-
Loss per Weighted Average Diluted Share	($0.08)	($0.03)	-

Net loss was $6.4 million, compared with a net loss of $1.6 million in the same period of 2020. The greater loss was primarily attributable to increased R&D expense for new products.

Conference Call Details

The Company has scheduled a conference call and live webcast to discuss its financial results at 8:00 A.M. Eastern Time (8:00 P.M. Beijing Time) on Monday, May 10, 2021. Management will deliver prepared remarks to be followed by a question and answer session.

The dial-in details for the conference call are as follows:

●	Toll-free dial-in number: +1-877-407-3982

●	International dial-in number: + 1-201-493-6780

●	Webcast and replay: http://public.viavid.com/index.php?id=144859

The live audio webcast of the call can also be accessed by visiting Kandi's Investor Relations page on the Company's website at http://www.kandivehicle.com. An archive of the webcast will be available on the Company's website following the live call.

About Kandi Technologies Group, Inc.

Kandi Technologies Group, Inc. (KNDI), headquartered in Jinhua Economic Development Zone, Zhejiang Province, is engaged in the research, development, manufacturing, and sales of various vehicular products. Kandi conducts its primary business operations through its wholly-owned subsidiary, Zhejiang Kandi Technologies Group Co., Ltd. (“Zhejiang Kandi Technologies”), formerly, Zhejiang Kandi Vehicles Co., Ltd.) and its subsidiaries including Zhejiang Kandi Smart Battery Swap Technology Co., Ltd, and SC Autosports, LLC (d/b/a Kandi America), the wholly-owned subsidiary of Kandi in the United States, and its wholly-owned subsidiary, Kandi America Investment, LLC. Zhejiang Kandi Technologies has established itself as one of China's leading manufacturers of pure electric vehicle parts and off-road vehicles.

More information about KNDI is available on the Company's corporate website at http://www.kandivehicle.com. The Company routinely posts important information on its website.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the risk factors discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on the SEC's website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the applicable securities laws, the Company does not assume a duty to update these forward-looking statements.

Follow us on Twitter: @ Kandi_Group

Contacts:

Kandi Technologies Group, Inc.

Ms. Kewa Luo

+1 (212) 551-3610

IR@kandigroup.com

The Blueshirt Group

Mr. Gary Dvorchak, CFA

gary@blueshirtgroup.com

- Tables Below –

KANDI TECHNOLOGIES GROUP, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(UNAUDITED)
Current assets
Cash and cash equivalents	$146,714,469	$142,078,190
Restricted cash	480,604	442,445
Certificate of deposit	15,258,789	-
Accounts receivable (net of allowance for doubtful accounts of $109,833 and $110,269 as of March 31, 2021 and December 31, 2020, respectively)	49,888,350	38,547,137
Inventories	20,481,613	19,697,383
Notes receivable	18,409,729	31,404,630
Other receivables	38,596,446	1,875,245
Prepayments and prepaid expense	14,910,522	13,708,149
Advances to suppliers	16,731,376	36,733,182
Amount due from the Affiliate Company	-	21,742,226
Amount due from related party	883,484	886,989
TOTAL CURRENT ASSETS	322,355,382	307,115,576

NON-CURRENT ASSETS
Property, plant and equipment, net	69,203,628	65,402,680
Intangible assets, net	3,056,720	3,232,753
Land use rights, net	3,222,094	3,257,760
Construction in progress	16,864,585	16,317,662
Deferred taxes assets	8,473,546	8,964,946
Long term investment	152,588	45,958
Investment in the Affiliate Company	-	28,892,638
Goodwill	29,621,966	29,712,383
Other long term assets	31,621,451	32,307,484
TOTAL NON-CURRENT ASSETS	162,216,578	188,134,264

TOTAL ASSETS	$484,571,960	$495,249,840

CURRENT LIABILITIES
Accounts payable	$29,846,891	$34,257,935
Other payables and accrued expenses	4,648,178	7,218,395
Notes payable	92,079	92,445
Income tax payable	1,355,094	1,313,754
Advance receipts	38,078,159	38,229,242
Amount due to related party	500,000	500,000
Other current liabilities	3,742,741	2,185,654
TOTAL CURRENT LIABILITIES	78,263,142	83,797,425

NON-CURRENT LIABILITIES
Deferred taxes liability	3,483,171	3,483,171
Contingent consideration liability	3,386,000	3,743,000
Other long-term liabilities	457,764	459,580
TOTAL NON-CURRENT LIABILITIES	7,326,935	7,685,751

TOTAL LIABILITIES	85,590,077	91,483,176

STOCKHOLDER'S EQUITY
Common stock, $0.001 par value; 100,000,000 shares authorized; 77,308,499 and 77,298,499 shares issued and 75,387,555 and 75,377,555 outstanding at March 31,2021 and December 31,2020, respectively	75,387	75,377
Additional paid-in capital	442,343,280	439,549,338
Accumulated deficit (the restricted portion is $4,422,033 and $4,422,033 at March 31,2021 and December 31,2020, respectively)	(33,482,620)	(27,079,900)
Accumulated other comprehensive loss	(9,954,164)	(8,778,151)
TOTAL STOCKHOLDERS' EQUITY	398,981,883	403,766,664

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$484,571,960	$495,249,840

KANDI TECHNOLOGIES GROUP, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)

	Three Months Ended
	March 31, 2021	March 31, 2020

REVENUES FROM UNRELATED PARTIES, NET	$15,976,170	$6,372,424
REVENUES FROM THE AFFILIATE COMPANY AND RELATED PARTIES, NET	1,584	-

REVENUES, NET	15,977,754	6,372,424

COST OF GOODS SOLD	(11,623,403)	(5,205,165)

GROSS PROFIT	4,354,351	1,167,259

OPERATING EXPENSES:
Research and development	(21,624,597)	(640,240)
Selling and marketing	(1,146,866)	(878,306)
General and administrative	(4,430,123)	(3,066,735)
TOTAL OPERATING EXPENSES	(27,201,586)	(4,585,281)

LOSS FROM OPERATIONS	(22,847,235)	(3,418,022)

OTHER INCOME (EXPENSE):
Interest income	528,592	338,944
Interest expense	(126,348)	(982,934)
Change in fair value of contingent consideration	357,000	3,792,000
Government grants	234,793	11,099
Gain from sale of equity in the Affiliate Company	17,700,260	-
Share of loss after tax of the Affiliate Company	(2,579,497)	(1,102,770)
Other income, net	498,901	19,650
TOTAL OTHER INCOME, NET	16,613,701	2,075,989

LOSS BEFORE INCOME TAXES	(6,233,534)	(1,342,033)

INCOME TAX EXPENSE	(169,186)	(232,613)

NET LOSS	(6,402,720)	(1,574,646)

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	(1,176,013)	(3,523,065)

COMPREHENSIVE LOSS	$(7,578,733)	$(5,097,711)

WEIGHTED AVERAGE SHARES OUTSTANDING BASIC AND DILUTED	75,383,777	52,361,077

NET LOSS PER SHARE, BASIC AND DILUTED	$(0.08)	$(0.03)

KANDI TECHNOLOGIES GROUP, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(UNAUDITED)

	Number of Outstanding Shares	Common Stock	Treasury Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
Balance, December 31, 2019	52,839,441	$52,839	$(2,477,965)	$259,691,370	$(16,685,736)	$(22,723,581)	$217,856,927
Stock issuance and award	10,000	10	-	22,290	-	-	22,300
Net loss	-	-	-	-	(1,574,646)	-	(1,574,646)
Foreign currency translation	-	-	-	-	-	(3,523,065)	(3,523,065)

Balance, March 31, 2020	52,849,441	$52,849	$(2,477,965)	$259,713,660	$(18,260,382)	$(26,246,646)	$212,781,516

	Number of Outstanding Shares	Common Stock	Treasury Stock	Additional Paid-in Capital	Accumulated Earning (Deficit)	Accumulated Other Comprehensive Income	Total
Balance, December 31, 2020	75,377,555	$75,377	$-	$439,549,338	$(27,079,900)	$(8,778,151)	$403,766,664
Stock issuance and award	10,000	10	-	22,290	-	-	22,300
Net loss	-	-	-	-	(6,402,720)	-	(6,402,720)
Foreign currency translation	-	-	-	-	-	(1,176,013)	(1,176,013)
Reversal of reduction in the Affiliate Company’s equity (net off tax effect of $491,400)	-	-	-	2,771,652	-	-	2,771,652

Balance, March 31, 2021	75,387,555	$75,387	$-	$442,343,280	$(33,482,620)	$(9,954,164)	$398,981,883

KANDI TECHNOLOGIES GROUP, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended
	March 31, 2021	March 31, 2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,402,720)	$(1,574,646)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	2,212,965	2,037,045
Impairments	-	24,316
Share of loss after tax of the Affiliate Company	2,579,497	1,102,770
Gain from equity sale in the Affiliate Company	(17,700,260)	-
Change in fair value of contingent consideration	(357,000)	(3,792,000)
Stock based compensation expense	22,925	22,925

Changes in operating assets and liabilities:

Accounts receivable	8,916,548	5,540,503
Inventories	(864,177)	(2,955,178)
Other receivables and other assets	(13,058,262)	(8,734,544)
Advances to supplier and prepayments and prepaid expenses	18,807,547	(8,311,506)
Amount due from the Affiliate Company	-	4,187,038

Increase (Decrease) In:
Accounts payable	(340,133)	(2,575,446)
Other payables and accrued liabilities	107,011	(781,409)
Notes payable	-	(10,745,294)
Income tax payable	58,779	29,357
Net cash used in operating activities	$(6,017,280)	$(26,526,069)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment, net	(5,866,207)	(1,355)
Payment for construction in progress	(4,339,770)	-
Repayments of loan to third party	13,113,237	-
Certificate of deposit	(15,427,337)	-
Cash received from sales of equity in the Affiliate Company	23,758,099	11,461,646
Long Term Investment	(107,991)	-
Net cash provided by investing activities	$11,130,031	$11,460,291

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term loans	-	8,452,964
Net cash provided by financing activities	$-	$8,452,964

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	$5,112,751	$(6,612,814)
Effect of exchange rate changes	$(438,313)	$(145,928)
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF YEAR	$142,520,635	$16,512,635

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$147,195,073	$9,753,893
-CASH AND CASH EQUIVALENTS AT END OF PERIOD	146,714,469	3,719,142
-RESTRICTED CASH AT END OF PERIOD	480,604	6,034,751

SUPPLEMENTARY CASH FLOW INFORMATION
Income taxes paid	$110,407	203,256
Interest paid	$-	345,170

SUPPLEMENTAL NON-CASH DISCLOSURES:
Reversal of decrease in investment in the Affiliate Company due to change in its equity (net off tax effect of $491,400)	$2,807,696	-
Increase of other receivable for equity transfer payment of the Affiliate Company	$23,758,099	-